Exhibit 3.7(b)

AGREEMENT OF LIMITED PARTNERSHIP

OF

BEALL CONCRETE ENTERPRISES, LTD.

This Agreement of Limited Partnership of Beall Concrete Enterprises, Ltd. is entered into by and between Beall Management, Inc., a Texas corporation, as General Partner and Beall Industries, Inc., a Texas corporation, as Limited Partner.

ARTICLE I

ORGANIZATIONAL MATTERS

1.1 Formation. The General Partner and the Limited Partner hereby associate themselves into a limited partnership (the “Partnership”) pursuant to the provisions of the Texas Act. The rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by this Agreement and the Texas Act. The Partnership Interest of any Partner shall be personal property for all purposes.

1.2 Name. The name of the Partnership is Beall Concrete Enterprises, Ltd. The business of the Partnership may be conducted under any other name or names deemed advisable by the General Partner including the name of any General Partner or any affiliate. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time.

1.3 Registered Office; Principal Office. The registered office of the Partnership in the State of Texas shall be 800 Brazos Street, Suite 750, Austin, Texas 78701, and the registered agent for service of process on the Partnership at such registered office shall be Corporation Service Company. The principal office of the Partnership shall be 2725 Premier Street, Fort Worth, Texas 76111, or such other place as the General Partner may from time to time designate to the Partners. The Partnership may maintain offices at such other place or places as the General Partner deems advisable.

1.4 Term. The Partnership shall continue in full force and effect from the effective date of this Agreement until terminated, liquidated or dissolved in accordance with the provisions of this Agreement or by operation of law.

1.5 Purposes. The Partners are forming the Partnership to minimize certain state taxes and to expand the business of the Partnership while insulating themselves from certain liabilities.

ARTICLE II

DEFINITIONS

The following definitions shall be applied for all purposes, unless otherwise clearly indicated to the contrary, to the terms used in this Agreement.

“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by or is under common control with the Person in question. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Agreement of Limited Partnership, as it may be amended or restated from time to time.

“Available Cash” shall mean, at the time of determination, all Partnership receipts derived from the conduct of the Partnership’s business (excluding Capital Contributions, loans by the Partners to the Partnership, and proceeds from the sale of all or substantially all of the Partnership’s assets) reduced by (i) such amount as is necessary to pay the current operating expenses and debt service of the Partnership, and (ii) such reserves for the reasonable needs of the Partnership’s business as the General Partner shall determine, in its sole discretion, including reserves for replacements, capital improvements, additions and new investments.

“Certificate of Limited Partnership” shall mean the certificate of limited partnership of the Partnership filed with the Secretary of State of the State of Texas, as such certificate may be amended or restated from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, and any successor to such statute.

“General Partner” shall mean Beall Management, Inc. in its capacity as the General Partner of the Partnership or its successors.

“Indemnitee” shall mean a General Partner and any other Person who is or was acting on behalf of the Partnership at the request of the General Partner and who the General Partner decides, in its sole discretion, to indemnify.

“Limited Partner” shall mean each and every Limited Partner.

“Liquidator” shall mean the Person designated pursuant to Section 12.2.

“Unit” shall mean an ownership of an undivided fractional interest in the Partnership. There shall only be one class of Units.

“Majority Interest” shall mean more than fifty percent (50%) of the Units owned by the Partners as shown on Exhibit “A” attached hereto.

“Partner” shall mean a General Partner or a Limited Partner.

“Partnership” shall mean the limited partnership established by this Agreement.

“Partnership Interest” shall mean the interest of a Partner in the Partnership as represented by his Units of ownership.

“Person” shall mean an individual or a corporation, partnership, trust, unincorporated organization, association or other entity.

“Texas Act” shall mean the Texas Revised Limited Partnership Act.

ARTICLE III

PURPOSE

The purpose for which the Partnership is organized is to engage in any lawful business for which limited partnerships may be organized under the laws of the State of Texas.

ARTICLE IV

UNITS

4.1 Ownership of Units. Each Partner’s ownership interest in the Partnership is represented by the number of Units he owns in the Partnership as shown on Exhibit “A” attached hereto. All distributions of cash or property from the Partnership, whether upon liquidation or otherwise, shall be identical with respect to each Unit.

4.2 No Preemptive Rights. No Partner shall have any preemptive, preferential or other right with respect to (a) the issuance or sale of Units, whether unissued or held in the treasury, (b) the issuance of any obligations, evidences of indebtedness or other securities of the Partnership convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any Units, whether unissued or held in the treasury, (c) the issuance of any right of, subscription to or right to receive, or any warrant or option for the purchase of, any of the foregoing securities or (d) the issuance or sale of any other securities of the Partnership.

4.3 Capital Contributions and Capital Accounts. The Partnership shall not maintain capital accounts and except with respect to the initial capital contribution identified on Exhibit “A” attached hereto, or as otherwise agreed by all partners hereafter, no Partner shall be required to make additional contributions of cash or other property to the Partnership.

4.4 No Withdrawal. No Partner shall be entitled to withdraw from the Partnership or receive a distribution with respect to his Units except as provided in Article V and Article XII.

ARTICLE V

DISTRIBUTIONS

Available Cash may be distributed from time to time at the General Partner’s sole discretion among the Partners pro rata based upon the relative number of Units owned by each Partner.

ARTICLE VI

MANAGEMENT AND OPERATION OF BUSINESS

6.1 Management. The General Partner shall conduct, direct and exercise full control over all activities of the Partnership. The Limited Partners in their capacity as Limited Partners shall not have any right of control or management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership. Except as otherwise provided in Section 6.9, each of the Partners hereby agrees that the General Partner shall be authorized to execute, deliver and perform any agreements, acts, transactions and matters on behalf of the Partnership without any further act, approval or vote of the Partners or the Partnership, notwithstanding any provision of this Agreement except Section 6.9, the Texas Act or any applicable law, rule or regulation. The participation by the General Partner in any agreement authorized or permitted hereunder shall not constitute a breach by the General Partner of any duty that it may owe the Partnership or the Limited Partners hereunder or under applicable law.

6.2 Reliance by Third Parties. Notwithstanding any other provision of this Agreement, no lender or purchaser, including any purchaser of property from the Partnership or any other Person dealing with the Partnership, shall be required to look to the application of proceeds hereunder or to verify any representation by the General Partner as to the extent of the interest in the assets of the Partnership that the General Partner is entitled to encumber, sell or otherwise use. Any such lender or purchaser shall be entitled to rely exclusively on the representations of the General Partner as to its authority to enter into such financing or sale arrangements and shall be entitled to deal with the General Partner as if it were the sole party in interest therein, both legally and beneficially.

6.3 Outside Activities.

(a) The General Partner may acquire any assets and enter into or conduct any business or activity, in addition to the assets acquired by it and/or business conducted by it in connection with the performance by it of the terms of this Agreement or incidental to the acquisition, ownership or disposition of Units.

(b) Any Affiliate of the General Partner and any director, officer, partner or employee of the General Partner or any Affiliate thereof may have business interests and engage in business activities in addition to those relating to the Partnership, may engage in any other businesses and activities, for its own account and for the account of others, and may own interests in the same properties as those in which the Partnership owns an interest, without having or incurring any obligation to offer any interest in such properties, businesses or activities to the Partnership or any Partner. Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement or the partnership relationship created hereby in any business ventures of any such Person.

6.4 Partnership Funds. The funds of the Partnership shall be deposited in such account or accounts as are designated by the General Partner. The General Partner may, in its sole discretion, deposit funds of the Partnership in a central disbursing account in which funds of other Persons are also deposited, provided that at all times books of account are maintained showing the amount of funds of the Partnership on deposit in such account. Funds of the Partnership may be invested as determined by the General Partner except in connection with acts prohibited by this Agreement.

6.5 Loans to or from General Partner; Contracts with Affiliates.

(a) The General Partner or any Affiliates thereof may lend to the Partnership funds needed by the Partnership for such periods of time as the General Partner may determine; provided that the General Partner or Affiliate shall not charge interest at a rate greater than the greater of (i) the General Partner’s or Affiliate’s actual average interest cost (including points or other financing charges or fees) or (ii) the rate (including points or other financing charges or fees) that would be charged the Partnership (without reference to the General Partner’s financial abilities or guaranties) by unrelated lenders on comparable loans. The Partnership shall reimburse the General Partner or its Affiliates, as the case may be, for any costs incurred in connection with the borrowing of funds obtained by the General Partner or Affiliate and lent to the Partnership.

(b) The Partnership may lend funds to the General Partner or any Affiliate thereof; provided that the Partnership shall not charge interest at a rate less than the rate (including points or other financing charges or fees) that would be charged the General Partner or Affiliate (without reference to third parties, financial abilities or guarantees) by unrelated lenders for comparable loans.

(c) The General Partner may itself, or may enter into an agreement with an Affiliate of the General Partner to render services to the Partnership. Any such services rendered shall be on terms that are fair and reasonable to the Limited Partners.

(d) The Partnership may transfer its assets to joint ventures or other partnerships in which it is or thereby becomes a participant upon such terms and conditions consistent with applicable law as the General Partner deems appropriate.

(e) Neither a General Partner nor any Affiliate thereof shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to a transaction that is fair and reasonable to the Partnership.

6.6 Indemnification.

(a) The Partnership shall indemnify and hold harmless each General Partner and each other Indemnitee designated by the General Partner to the maximum extent provided in the Texas Act.

(b) The Partnership may purchase and maintain insurance on behalf of any one or more Indemnitees and other Persons as the General Partner shall determine against any liability that may be asserted against or expense that may be incurred by such Person in connection with the activities of the Partnership, whether or not the Partnership would have the power to indemnify such Person against such liability hereunder.

(c) The provisions of this Section 6.6 are for the benefit of the Indemnitees and their heirs, successors, assigns, administrators and personal representatives and shall not be deemed to create any rights for the benefit of any other Persons.

6.7 Liability of General Partner.

(a) The General Partner shall be liable to the Partnership and the Limited Partners for gross negligence or willful or wanton misconduct, but neither the General Partner nor its members, managers, partners, shareholders, directors, officers, employees or agents shall be liable to the Partnership, the Limited Partners or Persons who have acquired interests in the Units, whether as Limited Partners, or otherwise, for errors in judgment or for any acts or omissions that do not constitute gross negligence or willful or wanton misconduct.

(b) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and such General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by such General Partner with due care.

6.8 Other Matters Concerning the General Partner and Officers.

(a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by them to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by them. The opinion of such Persons as to matters which the General Partner believes to be within such Person’s professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the General Partner in good faith and in accordance with such opinion.

(c) The General Partner may elect officers to act on behalf of the Partnership and the officers elected by the General Partner may be a president, one or more vice presidents, a treasurer, a secretary or such other officers as the General Partner may deem advisable. Any officers elected by the General Partner shall serve until they are removed by the General Partner. Each officer shall hold office until his successor shall have been duly appointed by the General Partner or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.

(d) Any officer appointed by the General Partner may be removed by the General Partner at any time.

(e) If the title of an officer is one commonly used for officers of a business corporation formed under the Texas Business Corporation Act, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office. The salaries or other compensation, if any, of the officers and agents of the Partnership shall be fixed from time to time by the General Partner.

6.9 Limitations on Powers of General Partner. The General Partner shall not do any of the following without, in each instance, obtaining the prior written consent of a Majority Interest:

(a) do any act in contravention of this Agreement;

(b) do any act which would make it impossible to carry on the ordinary business of the Partnership;

(c) confess a judgment against the Partnership;

(d) possess Partnership assets or assign rights in specific Partnership assets for other than a Partnership purpose;

(e) merge or consolidate the Partnership with any other entity;

(f) sell or exchange all or substantially all of the Partnership assets; or

(g) dissolve or windup the Partnership.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

7.1 Limitation of Liability. A Limited Partner shall have no liability under this Agreement.

7.2 Management of Business. No Limited Partner, solely in his capacity as a Limited Partner, shall take part in the operation, management or control (within the meaning of the Texas Act) of the business of the Partnership, shall transact any business in the name of the Partnership or shall have the power to sign documents for or otherwise bind the Partnership. However, a Limited Partner who is also an officer, agent or employee of the Partnership or a General Partner or a member, manager, director, officer, employee or agent of a General Partner acting in their capacity as such shall have such authority as has been granted to them in their representative capacity and shall have the authority to transact business on behalf of and in the name of the Partnership, the power to sign documents on behalf of the Partnership and otherwise bind the Partnership. The transaction of any such business by a member, manager, director, officer, employee, or agent of a General Partner or an officer, agent or employee of the Partnership in their capacity as such shall not affect, impair or eliminate the limitations on the liability of any Limited Partner.

7.3 Outside Activities. A Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

7.4 Return of Capital. As authorized by Section 6.03 of the Texas Act, no Limited Partner shall have the right to withdraw from the Partnership or to receive a return of any of its contributions to the Partnership until the Partnership is terminated and its affairs are wound up in accordance with the Texas Act and this Agreement.

7.5 Rights of Limited Partners Relating to the Partnership. A Limited Partner shall have only the rights to approve those matters set forth in Section 6.9 and the right to inspect the books and records of the Partnership upon ten (10) days prior written notice to the General Partner.

ARTICLE VIII

BOOKS, RECORDS AND ACCOUNTING

8.1 Records and Accounting. The General Partner shall keep a list of Limited Partners and the address of each Limited Partner, and such other records required by the Texas Act and shall also cause to be kept at the principal office of the Partnership such other records as it in its sole discretion shall determine.

8.2 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

8.3 Reports, Other Information. The General Partner may, but shall not be obligated to, provide such reports or other information to the Limited Partners or any other Person as they, in their sole discretion, shall determine.

ARTICLE IX

TAX MATTERS

9.1 Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns necessary for federal and state income tax purposes and shall furnish to the Partners such tax information as it in its sole discretion determines is reasonably required for federal and state income tax reporting purposes. The taxable year of the Partnership shall be the calendar year.

9.2 Tax Elections. Except as otherwise provided herein, the General Partner shall, in its sole discretion, determine whether to make any available tax election.

ARTICLE X

TRANSFER OF INTERESTS

A Partner may not assign, sell, hypothecate, transfer, encumber or otherwise dispose of any interest in the Units or any part thereof (including, but not limited to, his, her or its right to receive distributions pursuant to this Agreement) without the written consent of all of the other Partners and any act in violation of this Article X shall be null and void ab initio.

ARTICLE XI

WITHDRAWAL OF GENERAL PARTNER

A General Partner may withdraw from the Partnership only after receiving the consent of a Majority Interest. The interest of a withdrawn General Partner shall be converted to that of a Limited Partner.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

12.1 Dissolution. The Partnership shall be dissolved upon:

(a) the expiration of its term as provided in Section 1.4;

(b) an election to dissolve the Partnership by the General Partner and a Majority Interest.

12.2 Liquidation. Upon dissolution of the Partnership, a liquidator or liquidating committee selected by a Majority Interest shall be the Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by a Majority Interest. The Liquidator shall agree not to resign without fifteen (15) days prior written notice and (if other than the General Partner) may be removed at any time, with or without cause, by a Majority Interest. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within thirty (30) days be selected by a Majority Interest. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator shall be deemed to refer also to any such successor or substitute Liquidator. Except as expressly provided in this Article XII, the Liquidator shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms hereof to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out its duties and functions hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership. The Liquidator shall liquidate the assets of the Partnership, and shall apply and distribute the proceeds of such liquidation, unless otherwise required by mandatory provisions of applicable law, (a) first to the payment to creditors of the Partnership, including Partners in their capacity as creditors, in order of priority provided by law, (b) then to the Partners, in proportion to the number of Units owned by each Partner.

12.3 Distribution in Kind.

(a) Notwithstanding the provisions of Section 12.2 which require the liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if on dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the assets of the Partnership would be impractical or would cause undue loss to the Partners, the Liquidator may, in its absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (other than those to Partners) and may, in its absolute discretion, distribute to the Partners, in lieu of cash, as tenants in common and pursuant to Section 12.2, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation.

(b) Any distributions in kind shall be subject to such conditions relating to the disposition and management of such assets as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such assets at such time.

12.4 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership property as provided in Sections 12.2 and 12.3, the Partnership shall be terminated, and the Liquidator (or the General Partner and Limited Partners if necessary) shall cause the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Texas to be cancelled and shall take such other actions as may be necessary to terminate the Partnership.

12.5 Waiver of Partition. Each Partner hereby waives any rights to partition of the Partnership property.

ARTICLE XIII

AMENDMENT OF THIS AGREEMENT

The General Partner, together with a Majority Interest, may amend any provision of this Agreement. The General Partner may execute, swear to, acknowledge, deliver, file and record such documents as may be required in connection therewith.

ARTICLE XIV

GENERAL PROVISIONS

14.1 Addresses and Notices. Any notice, demand, request or report required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class mail or by other means of written communication to the Partner at the address of such partner.

14.2 Titles and Captions. All article or section titles or captions in this Agreement shall be for convenience only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to articles and sections of this Agreement.

14.3 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

14.4 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

14.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

14.6 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

14.7 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.

14.8 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

14.9 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

14.10 Applicable Law. This Agreement shall be construed in accordance with the Texas Act and the laws of the State of Texas, without regard to the principles of conflicts of law.

14.11 Invalidity of Provisions. If any provision of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

14.12 Arbitration. The Partners agree that any dispute among them regarding this Agreement or the actions of any of the Partners relating to the Partnership shall be resolved by binding arbitration in Tarrant County, Texas, using the Commercial Arbitration Rules promulgated by the American Arbitration Association and any court having jurisdiction may enter a judgment enforcing the award of the arbitrators.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the 10th day of February, 2000.

GENERAL PARTNER: BEALL MANAGEMENT, INC.

By:	/s/ Robert Beall

Robert Beall, President

LIMITED PARTNER: BEALL INDUSTRIES, INC.

By:	/s/ Robert Beall

Robert Beall, President

EXHIBIT “A”

AGREEMENT OF LIMITED PARTNERSHIP OF BEALL CONCRETE ENTERPRISES, LTD.

LIMITED PARTNERS
Name and Address	Number of Partnership Units	Initial Capital Contribution
Beall Industries, Inc. 2725 Premier Street Fort Worth, Texas 76111	990	Substantially all of the assets subject to the liabilities of Beall Industries, Inc. in accordance with a Capital Contribution and Assumption Agreement dated February , 2000

GENERAL PARTNER
Name and Address	Number of Partnership Units	Initial Capital Contribution
Beall Management, Inc. 2725 Premier Street Fort Worth, Texas 76111	10	$1,000

Totals for all Units	1,000